Exhibit 99.1

Cyngn Raises $1.3 Million in Common Stock Only, Under its ATM Sales Agreement

The company is using this capital injection to expand its revenue teams. Bolstered Cyngn sales team added more deals to its pipeline in October than in all of Q3.

MENLO PARK, Calif., October 26, 2023. – Cyngn Inc. (the “Company” or “Cyngn”) (Nasdaq: CYN), a developer of AI-powered autonomous driving software solutions for industrial applications, today announced that it has raised $1.3 million under its at-the-market (ATM) sales agreement through sales of its common stock.

Since the commencement of the ATM program in July 2023, Cyngn has sold 1.94 million shares of common stock at an average price of $0.66 per share, generating gross proceeds of approximately $1.3 million. The proceeds from the ATM sales have been used for general corporate purposes, including investments in its commercial sales.

“We are pleased with the progress of our ATM program,” said Lior Tal, Chairman and Chief Executive Officer of Cyngn. “The ATM program has allowed us to raise capital in a cost-effective manner to support our growth and make strategic hiring investments to our revenue teams. We have seen incredible momentum in our sales activity recently. For example, we’ve already added more deals to our pipeline this month than in all of Q3. This injection of capital has helped us expand our sales team and with it, our pipeline.”

The ATM sales agreement was entered into with Virtu Americas LLC, as the agent. Under the terms of the ATM sales agreement, Cyngn can sell up to $8.77 million of common stock from time to time in the open market at prevailing market prices. As of October 24, 2023, approximately $7.47 million remained available to the Company for sales of its common stock under the ATM sales agreement.

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

Website: https://cyngn.com

Twitter: http://twitter.com/cyngn

LinkedIn: https://www.linkedin.com/company/cyngn

YouTube: https://www.youtube.com/@cyngnhq

Investor/Media Contact: Bill Ong, bill@cyngn.com; 650-204-1551

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 17, 2023. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.